AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2004.

                                                    REGISTRATION NO.  333-112849
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________

                                   FORM S-3/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ___________________________________

                                 INFINITY, INC.
             (Exact name of registrant as specified in its charter)
                       ___________________________________

                  COLORADO                             84-1070066
      (State or other jurisdiction of     (I.R.S. Employer Identification No.)
       incorporation or organization)

                       ___________________________________

                              211 WEST 14TH STREET
                             CHANUTE, KANSAS  66720
                                 (620) 431-6200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STANTON E. ROSS
                                    PRESIDENT
                                 INFINITY, INC.
                              211 WEST 14TH STREET
                             CHANUTE, KANSAS  66720
                            TELEPHONE: (620) 431-6200
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            DEBORAH J. FRIEDMAN, ESQ.
                            DAVIS GRAHAM & STUBBS LLP
                       1550 SEVENTEENTH STREET, SUITE 500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 892-9400
                       ___________________________________


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     _______________________________________


    The registration fees were paid at the time of the original filing of this
                             Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither Infinity, Inc. nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated April 30, 2004

PROSPECTUS

                                2,626,000 SHARES
                                 INFINITY, INC.
                                  COMMON STOCK

                                ________________

     The 2,626,000 shares of common stock, $.0001 par value, offered hereby are being offered from time to time by certain Infinity, Inc. stockholders. See "Selling Stockholders." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares, in negotiated transactions or otherwise as set forth herein. See "Plan of Distribution."

     Infinity Inc.'s common stock is listed on the Nasdaq National Market under the symbol "IFNY." On April 27, 2004, the last reported sales prices of our common stock on the Nasdaq National Market was $3.66 per share.

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ______________, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .    2
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .   20
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . .   22

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words "intend," "believe," "estimate," "project," "expect," "plan," "should" or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the availability of third party financing at the times and on the terms anticipated, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, operating risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for Infinity, Inc.'s oil and gas production, continued acceptance of the Infinity, Inc.'s oilfield services in the marketplace, dependence upon third-party vendors, and other risks detailed in Infinity, Inc.'s periodic report filings with the Securities and Exchange Commission.

                               PROSPECTUS SUMMARY

THE COMPANY

     Infinity, Inc. and its subsidiaries ("Infinity") are primarily engaged in providing oil and gas well services and in the identification, acquisition and development of oil and gas properties. Infinity has three operating subsidiaries: Consolidated Oil Well Services, Inc. ("Consolidated"), Infinity Oil and Gas of Kansas, Inc. ("Infinity-Kansas"), and Infinity Oil and Gas of Wyoming, Inc. ("Infinity-Wyoming").

     Consolidated provides services associated with drilling and completion of oil and gas wells, including cementing, acidizing, fracturing, nitrogen pumping and water hauling. Consolidated previously provided on-site remediation services for hazardous and non-hazardous waste, and has operated a centralized water treatment facility and facilities to treat brine water produced by oil and gas wells. The Cheyenne, Wyoming waste-water treatment facility operates on a limited basis.

     Infinity-Kansas and Infinity-Wyoming are engaged in the exploration for, acquisition of, development of, and the production, marketing, and sale of crude oil and natural gas. Infinity-Kansas' current interest is in a partner operated river sand play in Southwest Kansas. Infinity-Wyoming has acquired interests in the Greater Green River Basin of South West Wyoming and the Sand Wash and Picance Basins of Colorado.

     Our corporate offices are located at 211 West 14th Street, Chanute, Kansas 66720. Our telephone number is (620) 431-6200. Our web site is
http://www.infinity-res.com.  The information on our web site does not
---------------------------
constitute part of this prospectus.

THE OFFERING

     Infinity is registering an aggregate of 2,626,000 shares of common stock ("Offered Shares") to be offered for sale by certain of Infinity's stockholders ("Selling Stockholders").

     On November 25, 2002, Infinity granted 320,000 five-year options to purchase common stock at an exercise price of $8.75 per share. 300,000 of the options were granted as an inducement for Irving Strickstein to loan $3,000,000 to Infinity. The loan was originally due November 25, 2003 (see below). An additional 15,000 options were granted to Mark Depew and 5,000 options were granted to ADS Consulting, LLC for services rendered in assisting Infinity with obtaining the loan. The shares underlying these options are included in this registration statement in accordance with the terms of the original loan agreement between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On January 23, 2003, Infinity granted 150,000 five-year options to purchase common stock at an exercise price of $8.75 per share. 50,000 options each were granted to Harvey M. Burstein and James D. Loeffelbein, 30,000 options were granted to Michael E. Morse and 20,000 options were granted to U. S. Capital Fund, L.L.C. as an inducement for the four recipients of the options to loan Infinity a total of $750,000. The shares underlying these options are included in this registration statement in order to comply with the terms of the Bridge Loan Agreement dated January 23, 2003 between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On April 15, 2003, Infinity granted 51,000 five-year options to purchase common stock at an exercise price of $8.75 per share. 34,000 of the options were granted to Harvey M. Burstein and 17,000 options were granted to James D. Loeffelbein as an inducement for the two individuals to loan Infinity $300,000. The shares underlying these options are included in this registration statement in order to comply with the terms of the Bridge Loan Agreement dated April 15, 2003 between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On April 17, 2003, Infinity granted 212,500 five-year warrants to purchase common stock at an exercise price of $8.75 per share. 52,500 of the warrants were granted to C.E. Unterberg, Towbin as an inducement to raise a total of $1,000,000 in debt financing for Infinity. In connection with such loan, Infinity granted 160,000 warrants to the note holders, which were issued based on each individual lender's relative note balance. The shares underlying these warrants are included in this registration statement in accordance with the terms of the note agreements between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On May 23, 2003, in connection with the Second Amendment to the $3,000,000 loan from Irving Strickstein, Infinity granted 150,000 five-year options to purchase common stock at an exercise price of $8.75 per share. 75,000 options each were granted to Irving Strickstein and Nolet Associates. The Second Amendment, dated May 23, 2003, between Infinity and such Selling Stockholders, extended the due date of the $3,000,000 loan to January 30, 2005. The shares underlying these options are included in this registration statement in accordance with the terms of the Second Amendment to the loan agreement between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On June 18, 2003, Infinity granted 125,000 five-year options to purchase common stock at an exercise price of $8.75 per share. 25,000 of the options were granted to PBA Enterprises, LLC, for facilitation of loans obtained from Highbridge/Zwirn Special Opportunities Fund, LP and Drawbridge Special
Opportunities Fund, LP, and 50,000 options each were granted to Irving Strickstein and Nolet Associates as consideration for their agreement to waive certain rights to accelerate $3,000,000 in debt owed to them based on Infinity's borrowing from Highbridge/Zwirn Special Opportunities Fund, LP and Drawbridge Special Opportunities Fund, LP. The shares underlying these options are included in this registration statement in order to comply with the terms of the Consulting Agreement dated June 18, 2003 between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On June 26, 2003, Infinity granted 225,000 five-year options to purchase common stock at a purchase price of $8.75 per share. 107,500 of the options were granted to Irving Strickstein as consideration for entering into a subordination agreement associated with his rights under the $3,000,000 loan dated November 25, 2002. Under the terms of the subordination agreement Irving Strickstein agreed to subordinate his rights under the loan agreement to the rights of Highbridge/Zwirn Special Opportunities Fund, LP and Drawbridge Special Opportunities Fund, LP. In addition, 107,500 of the options were granted to Nolet Associates and 10,000 options to ADS Consulting, LLC for facilitation of the subordination agreement between Irving Strickstein and Infinity, Inc. The shares underlying these options are included in this registration statement in order to comply with the terms of the agreement dated June 26, 2003 between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On July 2, 2003, Infinity granted 250,000 five-year warrants to purchase common stock at an exercise price of $8.75 per shares. 125,000 warrants each were granted to Highbridge/Zwirn Special Opportunities Fund, LP ("Highbridge") and to Drawbridge Special Opportunities Fund, LP ("Drawbridge") as an inducement to lend Infinity-Wyoming $3,750,000. On January 16, 2004, in connection with the sale of Infinity common stock under a private placement agreement (see below), Infinity was required to recalculate the number of warrants granted and the exercise price of the warrants under the anti-dilution provisions of the Warrant Agreement. As a result, the warrants outstanding to both Highbridge and Drawbridge were adjusted from 125,000 warrants each to 133,750 warrants with a new exercise price of $8.18 per share. The shares underlying these warrants are included in this registration statement in order to comply with the terms of a Warrant Agreement dated July 2, 2003 between Infinity-Wyoming and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On January 16, 2004, Infinity sold 1,000,000 shares of common stock at $4.00 per share in a private placement (the "Private Placement") to two institutional investors pursuant to a purchase agreement (the "Purchase Agreement"). These shares are included in this registration statement in order to comply with the terms of a Registration Rights Agreement between Infinity and such Selling Stockholders. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

     On January 16, 2004, Infinity issued 125,000 shares of common stock to Irving Strickstein, valued at $4.00 per share, as partial principal repayment on the $3,000,000 loan dated November 25, 2002. In addition to the issuance of stock, Infinity also made a $750,000 cash payment on the loan. After the January 16, 2004 transaction with Mr. Strickstein, Infinity has a remaining balance due on the note of $1,750,000 which is due January 30, 2005. These shares are included in this registration statement in order to comply with the terms of an agreement dated January 16, 2004 between Infinity and such Selling Stockholder. In connection with these transactions Infinity relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning Infinity.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Infinity common stock by the Selling Stockholders.

     A portion of the common stock to be sold under this prospectus is issuable upon the exercise of options and warrants held by the Selling Stockholders. If the options and warrants held by the Selling Stockholders are fully exercised, we would receive between approximately $8,934,000 and $12,981,000, depending on whether the Selling Stockholders utilize the cashless exercise provisions available in some of the options and warrants, from the purchase of Infinity common stock pursuant to the options and warrants. Currently, option and warrant exercise prices are substantially higher than the market price of our common stock and, therefore, we cannot predict when, if ever, any of the options or warrants will be exercised. As a result, we are not currently able to determine how we would use the proceeds of any exercise of these options or warrants. Any proceeds received from the exercise of the options or warrants would be used for general corporate purposes and our working capital needs.

                                  RISK FACTORS

     OUR BUSINESS, OPERATIONS, AND FINANCIAL CONDITION ARE SUBJECT TO VARIOUS RISKS. BEFORE PURCHASING OUR SECURITIES YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, THE FOLLOWING RISK FACTORS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS COULD BE MATERIALLY HARMED. IN ANY SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL, OR A PART, OF YOUR INVESTMENT.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY BE UNABLE TO ACHIEVE LONG-TERM PROFITABILITY.

     We incurred a loss in our fiscal years ended December 31, 2003 and 2002 of approximately $9,925,000 and $1,557,000, respectively. Our losses may impair our ability to obtain financing for drilling and other business activities on favorable terms. It may also impair our ability to attract investors if we attempt to raise additional capital by selling additional securities in a private or public offering. If needed in the future, we may not be able to obtain additional capital for our business to grow.

     Our ability to achieve a profit from operations on a long-term basis will depend on whether we are successful in exploring for and producing oil and gas from our existing properties. We face the following potential risks in developing our oil and gas properties:

     -    prices  for  oil  and  gas  we  produce  may  be  lower than expected;

     - the capital required to develop the leases for production may not be available;

     -    we  may  not  find oil and gas reserves in the quantities anticipated;

     - the reserves we find may not produce oil and gas at the rate anticipated;

     -    the  cost  of  producing  oil and gas may be higher than expected; and

     - there are many operating risks associated with drilling for and producing oil and gas.

OIL AND GAS PRICES ARE VOLATILE, AND AN EXTENDED DECLINE IN PRICES WOULD HURT OUR ABILITY TO ACHIEVE PROFITABLE OPERATIONS.

     Our future oil and gas revenues, operating results, profitability, future rate of growth and the carrying value of oil and gas properties will depend heavily on prevailing market prices for oil and gas. We expect the market for oil and gas to continue to be volatile. During the year ended December 31, 2003 we received revenue per barrel of oil as low as $28.12 in May 2003 and as high as $35.63 in February 2003. The Inside FERC, first of the month CIG Index, the pricing index on which our gas sales are based, fluctuated from a low of $3.14 per 1,000 cubic feet (MCF) in January 2003 to a high of $5.01 per MCF during March 2003. At March 15, 2004 production levels, each $1.00 decrease in the price of crude oil would reduce Infinity's oil revenue by approximately $3,000 per month and if none of the gas produced were being sold under fixed price contracts, each $0.10 decrease in natural gas price would reduce Infinity's gas revenue by approximately $10,000 per month. Revenue generated from oil field services provided by Consolidated has increased to as much as $1.6 million per month when oil prices have been above $31.50 per barrel compared to revenue of $400,000 to $450,000 per month when prices reached historic lows of approximately $8.00 per barrel of oil in 1998. Any substantial or extended decline in the price of oil or gas would reduce our cash flow and borrowing capacity, as well as the value and the amount of our oil and gas reserves.

     Most of our proved reserves are natural gas. Therefore, the volatility in the price of natural gas will have the greatest impact on us. Various factors beyond our control affect prices of oil and gas, including:

     -    worldwide  and  domestic  supplies  of  oil  and  gas;

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil prices;

     -    production  controls;

     - political instability or armed conflict in oil or gas producing regions;

     -    the  price  and  level  of  foreign  imports;

     -    worldwide  economic  conditions;

     -    marketability  of  production;

     -    the  level  of  consumer  demand;

     -    the  price,  availability  and  acceptance  of  alternative  fuels;

     - the price, availability and capacity of commodity processing and gathering, and pipeline transportation;

     -    weather  conditions;  and

     -    actions  of  federal,  state,  local  and  foreign  authorities.

     These external factors and the volatile nature of the energy markets generally make it difficult to estimate future prices of oil and gas. Significant declines in oil and natural gas prices for an extended period may cause various negative effects on our business, including:

     -    impairing  our  financial  condition,  cash  flows  and  liquidity;

     -    limiting  our  ability  to  finance  planned  capital  expenditures;

     -    reducing  our  revenues  and  operating  income;  and

     -    reducing  the  carrying  value  of our oil and natural gas properties.

     A charge to earnings and book value would occur if there is a further ceiling write down of the carrying value of Infinity-Wyoming's or Infinity-Kansas' oil and gas properties. Impairments can occur when oil and gas prices are depressed or unusually volatile. Once incurred, a ceiling write-down of oil and gas properties is not reversible at a later date. Infinity-Wyoming and Infinity-Kansas review, on a quarterly basis, the carrying value of their oil and gas properties under the full cost accounting rules of the SEC. Under these rules, costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, after giving effect to cash flow from hedges, discounted at 10%, net of taxes less the liability for asset retirement obligations. Application of the ceiling test generally requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter, after giving effect to the Company's cash flow hedge positions, and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time.

REVENUES MAY BE AFFECTED BY THE GAS PRICES IN THE ROCKY MOUNTAIN REGION.

     The prices to be received for the natural gas production from our Wyoming and Colorado properties will be determined mainly by factors affecting the regional supply of and demand for natural gas. Based on recent experience, regional differences could cause a negative basis differential of $0.30 per MCF (1,000 cubic feet) and $1.50 per MCF between the published indices generally used to establish the price received for regional natural gas production and the actual price received by Infinity for its natural gas production.

FORWARD SALES TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS OR EXPOSE US TO LOSS.

     To manage our exposure to price risks in the marketing of our natural gas, we enter into natural gas fixed price physical delivery contracts from time to time with respect to a portion of our current or future production. These transactions could limit our potential gains if natural gas prices were to rise substantially over the price established by the contracts. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     -    our  production  is  less  than  expected;

     - the counterparties to our futures contracts fail to perform under the contracts; or

     -    our  production costs on the hedged production significantly increase.

DEVELOPMENT OF OUR OIL AND GAS PROJECTS WILL REQUIRE LARGE AMOUNTS OF CAPITAL WHICH WE MAY NOT BE ABLE TO OBTAIN.

     Full development of Infinity's properties would require drilling a maximum of 740 production wells, 160 disposal wells to handle produced water, and the construction of 130 production facilities. This would require capital expenditures of approximately $600 million. Currently, our potential sources of financing for these activities are cash generated by operations, future sales of equity or debt securities, obtaining additional debt financing or additional borrowings on the existing line of credit with U.S. Bank through the expansion of our borrowing base. The additional borrowing base is dependent on a number of factors including the price of natural gas, our ability to hedge future production, cost of operations and proved reserves. Additional borrowings on the line of credit may not be available if the borrowing base cannot be expanded, and other financing may not be available to Infinity on terms that are acceptable. Future cash flows and the availability of financing are subject to a number of variables, such as:

     - our coalbed methane gas projects in the Green River Basin of Wyoming and Sandwash and Piceance Basins of Colorado achieving a level of production that provides sufficient cash flow to support additional borrowings;

     -    our  success  in  locating  and  producing  new  reserves;

     -    prices  of  crude  oil  and  natural  gas;  and

     -    the  level  of  production  from  existing  wells.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to existing shareholders. Debt financing could lead to:

     - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest;

     - an increase in interest expense as the amount of debt outstanding increases or as variable interest rates increase;

     - Infinity being more vulnerable to competitive pressures and economic downturns; and

     - restrictions on our operations that may be contained in any contract entered into with lenders.

     We could also consider entering into a partnership with another oil and gas company or companies in which we would maintain a carried or reduced working interest in the oil and gas properties to provide the funds for future capital needs on the projects. However this would reduce our ownership and control over the projects and could significantly reduce our future revenues generated from gas production.

     If projected revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we were not able to obtain the necessary capital, our ability to execute development plans or maintain production levels could be limited.

OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO MAKE PAYMENTS ON OUR LONG-TERM DEBT.

     As of December 31, 2003, we had total long-term debt of approximately $28.0 million and stockholders' equity of approximately $22.9 million. Our level of debt could have important consequences to our business, including the following:

     - it may be more difficult for us to satisfy our debt repayment obligations;

     - future covenant violations, if any, could result in accelerated payment terms on existing debt;

     - we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

     - the amount of our interest expense may increase because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

     - significantly all of our properties are pledged as collateral to lenders and failure to pay could result in foreclosure and loss of assets;

     - we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

     - we may be more vulnerable to economic downturns and adverse developments in our industry; and

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

INFORMATION CONCERNING OUR RESERVES, FUTURE NET REVENUE ESTIMATES, AND POTENTIAL FUTURE CEILING WRITE-DOWNS ARE UNCERTAIN.

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values. Actual production, revenues and reserve expenditures will likely vary from estimates.

     Estimates of oil and natural gas reserves, by necessity, are projections based on available geologic, geophysical, production and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of factors and assumptions based on existing conditions, all of which may vary considerably from actual future results and from one professional engineer to another.

     In addition, investors should not construe the present value of future cash flows as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Factors that will affect actual future net cash flows include:

     -    the  amount  and  timing  of  actual  production;

     - the price for which that oil and gas production can be sold for supply and demand for natural gas;

     -    curtailments  or  increases  in consumption by natural gas purchasers;
          and

     -    changes  in  government  regulations  or  taxation.

     As a result of these and other factors, we will be required to periodically reassess the amount of our reserves, which may require us to recognize a ceiling write-down of our oil and gas properties. Such factors could cause us to have to write down the value of some of our properties in future periods.

     Infinity-Wyoming has approximately $9.4 million invested in unproved oil and gas properties not subject to amortization on its Labarge project and expects to incur an additional $3.6 million in costs under an agreement to further develop the property. In order to further evaluate and develop the Labarge project, Infinity-Wyoming entered into an agreement with Schlumberger Technology Corporation ("Schlumberger") and Red Oak Capital Management LP ("Red Oak"). At the conclusion of the 2004 evaluation activity, a significant portion of the investment in unproved oil and gas properties will be reclassified to the full cost pool subject to depletion and the ceiling test. If the 2004 evaluation and exploration activity at Labarge do not result in additional proved reserves, or if proved reserves are not significant, Infinity could be required to write-down a portion of the full cost pool of oil and gas properties subject to amortization upon reclassification of the Labarge unproved oil and gas property costs.

THE OIL AND GAS EXPLORATION BUSINESS INVOLVES A HIGH DEGREE OF BUSINESS AND FINANCIAL RISK.

     The business of exploring for and developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on assumptions about the quantity, quality, cost to produce, market availability and sales price for the reserves being acquired. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Any decision to acquire a property is also influenced by our subjective judgment as to whether we will be able to locate the reserves, drill and equip the wells to produce the reserves, operate the wells economically, and market the production from the wells.

     The successful completion of an oil or gas well does not ensure a profit on investment. A variety of geophysical factors may negatively affect the commercial viability of any particular well, including:

     -    the  absence  of  producible  quantities  of  oil  and  gas;

     - insufficient formation attributes, such as porosity, to allow production;

     -    excess  water  production  requiring  disposal;  and

     -    improperly  pressured  reservoirs  from which to produce the reserves.

     In addition, market-related factors may cause a well to become uneconomic or only marginally economic, such as:

     -    availability  of  transportation  for  the  production;

     -    demand  for  the  oil  and  gas  produced;  and

     -    price  for  the  oil  and  gas  produced.

OUR BUSINESS IS SUBJECT TO OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

     The oil and natural gas business involves operating hazards such as:

     -    well  blowouts;

     -    craterings;

     -    explosions;

     -    uncontrollable  flows  of  oil,  natural  gas  or  well  fluids;

     -    fires;

     -    formations  with  abnormal  pressures;

     -    pipeline  ruptures  or  spills;

     - pollution; and releases of toxic gas and other environmental hazards and risks any of which could cause substantial losses.

     As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. This insurance has deductibles or self-insured retentions and contains certain coverage exclusions. Infinity's insurance premiums can be increased or decreased based on the claims made by Infinity under its insurance policies. The insurance does not cover damages from breach of contract by Infinity or based on alleged fraud or deceptive trade practices. Whenever possible, Infinity obtains agreements from customers that limit its liability; however, insurance and customer agreements do not provide complete protection against losses and risks and losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial conditions and results of operations.

     Our operations are dependent upon the availability of certain resources, including drilling rigs, water, chemicals, and other materials necessary to support our capital development plans and maintenance requirements. The lack of availability of one or more of these resources at an acceptable price could have a material adverse affect on our business.

     In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial potential liabilities to third parties or governmental entities that could reduce or eliminate funds available for exploration, development or acquisitions or cause Infinity to incur losses. An event that is not fully covered by insurance -- for instance, losses resulting from pollution and environmental risks that are not fully insured -- could cause us to incur material losses.

EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

     -    unexpected  drilling  conditions;

     -    pressure  or  irregularities  in  formations;

     -    equipment  failures  or  accidents;

     -    adverse  weather  conditions;

     -    compliance  with governmental requirements, rules and regulations; and

     - shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Infinity's future drilling activities may not be successful, and we cannot be sure of our overall drilling success rate. Unsuccessful drilling activities would result in significant expenses being incurred without any financial gain.

OUR BUSINESS WILL DEPEND ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

     The marketability of gas production will depend in part on the availability, proximity and capacity of pipeline systems owned by third parties. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, and general economic conditions could adversely affect our ability to gather and transport natural gas.

THE OIL AND GAS INDUSTRY IS HEAVILY REGULATED AND WE MUST COMPLY WITH COMPLEX GOVERNMENTAL REGULATIONS.

     Federal, state and local authorities extensively regulate the oil and gas industry and the drilling and completion of oil and gas wells. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells through permit and bonding requirements, the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

     Infinity's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local government authorities. Infinity-Wyoming estimates it will spend approximately $10,000 per well for containment facilities during drilling operations and approximately $3.6 million to obtain permits for, drilling and equipping up to three water disposal wells to handle water produced from oil and gas wells during the current fiscal year. It will cost Infinity-Wyoming approximately $50,000 per year to operate each disposal well. In addition to the environmental costs that will be incurred by our oil and gas production operations, Consolidated will incur an estimated $100,000 in costs associated with operating within current environmental regulations this fiscal year. New laws or regulations, or changes to current requirements, could result in Infinity having to incur significant additional costs. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation.

     Our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous environmental laws, rules and regulations, including laws concerning:

     - the containment and disposal of hazardous substances, oilfield waste and other waste materials;

     -    the  use  of  underground  storage  tanks;  and

     -    the  use  of  underground  injection  wells.

     Laws protecting the environment are becoming stricter. Sanctions for failure to comply with these laws, rules and regulations, many of which may be applied retroactively, may include:

     -    administrative,  civil  and  criminal  penalties;

     -    revocation  of  permits;  and

     -    corrective  action  orders.

     In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs and other damages as a result of our conduct that was lawful at the time it occurred or conduct of prior operators or other third parties. Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial. From time to time, claims have been made against us and our subsidiaries under environmental laws. Changes in environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could reduce the demand for our well services.

     Large volumes of water produced from coalbed methane wells and discharged onto the surface in the Powder River Basin of Wyoming have drawn the attention of government agencies, gas producers, citizens and environmental groups which may result in new regulations for the disposal of produced water. Infinity-Wyoming intends to use injection wells to dispose of water into underground rock formations. If our wells produce water of lesser quality than allowed under Wyoming state law for injection into underground rock formations, Infinity-Wyoming could incur costs of up to $7.50 per barrel of water to dispose of the produced water. At current production rates, this would cost Infinity an additional $165,000 a month in water disposal costs. If Infinity's wells produce water in excess of the limits of its disposal facilities, Infinity may have to drill additional disposal wells. Each additional disposal well could cost Infinity up to $1,200,000.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE.

     We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production with other companies. We face intense competition from a large number of independent companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

     - acquisition of desirable producing properties or new leases for future exploration;

     -    marketing  our  oil  and  natural  gas  production;  and

     - seeking to acquire the equipment, labor and materials necessary to operate and develop those properties.

     Many of our competitors have financial and technological resources substantially exceeding those available to Infinity. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

WE DEPEND ON KEY PERSONNEL.

     The loss of key members of our management team, or difficulty attracting and retaining experienced technical personnel, could reduce our competitiveness and prospects for future success. Infinity's success will depend on the continued services of its executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. Infinity maintains "key man" life insurance on the lives of Stanton E. Ross and Jon D. Klugh, but only in the amount of $250,000 each. Infinity does not have employment agreements with any of its executive officers. Infinity's exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced explorationists, engineers and other professionals. Competition for experienced explorationists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership, as of April 15, 2004, by each of the Selling Stockholders. Infinity does not anticipate adding additional selling stockholders at a later time and as of the date of this prospectus, Infinity is not aware of any unidentified selling stockholders. The information in the table below is based upon information provided to us by the Selling Stockholders. Except as otherwise disclosed below, none of the Selling Stockholders has or within the past three years has had, any position, office or other material relationship with us.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the Offered Shares.

     Selling Stockholders who are identified as broker-dealers or affiliated with broker-dealers (a) purchased their respective Offered Shares in the ordinary course of business, and (b) at the time of the purchase of their respective Offered Shares, the Selling Stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the Offered Shares.

                                    NUMBER OF SHARES                     NUMBER OF SHARES
                                      BENEFICIALLY                         BENEFICIALLY
                                     OWNED PRIOR TO     SHARES OFFERED   OWNED AFTER THIS    PERCENT OF
                NAME                  THIS OFFERING    IN THIS OFFERING     OFFERING(1)     OUTSTANDING
----------------------------------  -----------------  ----------------  -----------------  ------------
Nolet Associates                           493,000(2)           382,500            110,500         1.17%
Irving Strickstein                         694,885(3)           457,500            237,385         2.52%
Robert Strickstein                          61,750(4)            12,500             49,250            *
Susan Sadley                                41,250(5)            12,500             28,750            *
Mark Depew                                  43,300(6)            15,000             28,300            *
Tara Strickstein                            76,390(7)             5,000             71,390            *
Scott Strickstein                           95,990(8)             5,000             90,990            *
Ann Strickstein                             41,500(9)             5,000             36,500            *
Marlene Peltz                              34,000(10)            10,000             24,000            *
ADS Consulting, LLC                        16,000(11)            15,000              1,000            *
PBA Enterprises, LLC                       26,000(12)            25,000              1,000            *
Charles DeBare                              8,000(13)             8,000                  0            *
Mary DeBare                                 8,000(13)             8,000                  0            *
Agath A. Esposito and Robert M.
  Esposito M.D. JTWROS                      7,307(14)             4,000              3,307            *
Neal Frank                                  8,000(13)             8,000                  0            *
Michael I. Gottleib                         8,000(13)             8,000                  0            *


                                       15

                                    NUMBER OF SHARES                     NUMBER OF SHARES
                                      BENEFICIALLY                         BENEFICIALLY
                                     OWNED PRIOR TO     SHARES OFFERED   OWNED AFTER THIS    PERCENT OF
                NAME                  THIS OFFERING    IN THIS OFFERING     OFFERING(1)     OUTSTANDING
----------------------------------  -----------------  ----------------  -----------------  ------------
John Gutfreund                             21,274(15)             8,000             13,274            *
Jeffrey C. Moskowitz                       40,000(16)            40,000                  0            *
Scott Sampson TTEE FBO SAS
  Trust I IS U/A/D 07/30/93                42,548(17)            16,000             26,548            *
Tahoe Partnership I                        16,000(18)            16,000                  0            *
Siam Partners II                           16,000(19)            16,000                  0            *
Edmund and Mary Shea Family
  Foundation                               16,000(20)            16,000                  0            *
Thomas I. Unterberg                       222,456(21)            12,000            210,456         2.24%
C. E. Unterberg, Towbin LLC               545,246(22)            52,500            492,746         5.02%
Harvey M. Burstein                         84,000(13)            84,000                  0            *
James D. Loeffelbein                       78,250(23)            67,000             11,250            *
Michael E. Morse                           52,650(24)            30,000             22,650            *
U.S. Capital Fund, L.L.C.                  34,150(25)            20,000             14,150            *
Highbridge/Zwirn Special
  Opportunities Fund, LP                  133,750(26)           133,750                  0            *
Drawbridge Special Opportunities
  Fund, LP                                133,750(27)           133,750                  0            *
Spindrift Partners, L.P.              450,000(13)(28)           450,000                  0            *
Spindrift Investors (Bermuda) L.P.    550,000(13)(28)           550,000                  0            *

_______________________

*    Less  than  1%.

(1) For purposes of calculating shares beneficially owned after this offering, it is assumed that the Offered Shares have been sold pursuant to this offering. The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their Offered Shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(2) Consists of 48,000 shares of common stock, options to purchase 62,500 shares of common stock exercisable within 60 days of April 15, 2004 and the Offered Shares. The Selling Stockholder has identified Denise M. Lachman as a natural person with control over Nolet Associates.

(3) Consists of 197,385 shares of common stock, options to purchase 40,000 shares of common stock exercisable within 60 days of April 15, 2004 and the Offered Shares.

(4) Consists of 38,000 shares of common stock, options to purchase 11,250 shares of common stock exercisable within 60 days of April 15, 2004 and the Offered Shares.

(5)  Consists of 17,500 shares of common stock and the Offered Shares.

(6) Consists of 22,500 shares of common stock held directly by the Selling Stockholder, 5,800 shares of common stock held for the benefit of the Selling Stockholder's minor child and the Offered Shares.

(7)  Consists of 71,390 shares of common stock and the Offered Shares.

(8)  Consists of 90,990 shares of common stock and the Offered Shares.

(9)  Consists of 36,500 shares of common stock and the Offered Shares.

(10) Consists of 24,000 shares of common stock and the Offered Shares.

(11) Consists of 1,000 shares of common stock and the Offered Shares. The Selling Stockholder has identified Erik J. Stamell as a natural person with control over ADS Consulting, LLC.

(12) Consists of 1,000 shares of common stock and the Offered Shares. The Selling Stockholder has identified Erik J. Stamell as a natural person with control over PBA Enterprises, LLC.

(13) Consists solely of the Offered Shares.

(14) Consists of $26,686 principal amount of 7% Subordinated Convertible Notes convertible at $8.07 per share into 3,307 shares of common stock and the Offered Shares.

(15) Consists of $107,121 principal amount of 7% Subordinated Convertible Notes convertible at $8.07 per share into 13,274 shares of common stock and the Offered Shares. The Selling Stockholder is a registered broker-dealer and is affiliated with C.E.U.T. Holdings, a registered broker-dealer.

(16) Includes 8,000 Offered Shares directly held by the Selling Stockholder and 32,000 Offered Shares held by C.E. Unterberg, Towbin, LLC. The Selling Stockholder exercises shared voting control and dispositive power over the Offered Shares held by C.E. Unterberg, Towbin, LLC through his management of an account that contains such Offered Shares. The Selling Stockholder is a registered broker-dealer and is affiliated with C.E. Unterberg, Towbin, LLC, a registered broker-dealer.

(17) Consists of $217,244 principal amount of 7% Subordinated Convertible Notes convertible at $8.07 per share into 26,548 shares of common stock and the Offered Shares.

(18) The Selling Stockholder has identified Peter O. Shea as a natural person with control over Tahoe Partnership I.

(19) The Selling Stockholder has identified Edmund H. Shea, Jr. as a natural person with control over Siam Partners II.

(20) The Selling Stockholder has identified Edmund H. Shea, Jr. as a natural person with control over the Edmund and Mary Shea Foundation.

(21) Consists of an aggregate $525,000 principal amount of 8% Subordinated Convertible Notes convertible at $4.88 per share into an aggregate 107,582 shares of common stock held as follows: $425,000 principal amount held by Thomas I. Unterberg Declaration of Trust DTD 8/7/96, of which the Selling Stockholder is income beneficiary, $50,000 principal amount held by the Selling Stockholder as trustee of the Celli Family Trust U/A/D 3/25/93 and $50,000 principal amount held by the Selling Stockholder as trustee of the Emily Satloff Family Trust U/A/D 3/25/93; $830,193 aggregate principal amount of 7% Subordinated Convertible Notes convertible at $8.07 per share into an aggregate 102,874 shares of common stock held as follows: $155,249 principal amount by held by Thomas I. Unterberg Declaration of Trust DTD 8/7/96, of which the Selling Stockholder is income beneficiary, $214,244 principal amount held by the Selling Stockholder directly, $53,560 principal amount held by the Selling Stockholder as Trustee of the Celli Family Trust U/A/D 3/25/93, $348,146 principal amount held by the Marjorie & Clarence Unterberg Foundation Inc., of which the Selling Stockholder is president, and $53,560 principal amount held by the Bella & Israel Unterberg Foundation, of which the Selling Stockholder is president; and, the Offered Shares held directly by the Selling Stockholder. The Selling Stockholder is a registered broker-dealer and is affiliated with C.E. Unterberg, Towbin, LLC, a registered broker-dealer.

(22) Consists of warrants to purchase 420,000 shares of common stock exercisable within 60 days of April 15, 2004, $355,000 principal amount of 8% Subordinated Convertible Notes convertible at $4.88 per share into 72,746 shares of common stock and the Offered Shares. The Selling Stockholder has identified C.E. Unterberg, Towbin Holdings, Inc. as an entity with control over C.E. Unterberg, Towbin, LLC. The Selling Stockholder is a registered broker-dealer.

(23) Consists of options to purchase 11,250 shares of common stock exercisable within 60 days of April 15, 2004 and the Offered Shares.

(24) Consists of 6,400 shares of common stock held by Eagle Management, Inc., options to purchase 16,250 shares of common stock exercisable within 60 days of April 15, 2004 held directly by the Selling Stockholder and the Offered Shares held directly by the Selling Stockholder. Eagle Management, Inc. is owned and managed by the Selling Stockholder.

(25) Consists of options to purchase 14,150 shares of common stock exercisable within 60 days of April 15, 2004 and the Offered Shares. The Selling Stockholder has identified David Polay as a natural person with control over GEP, LLC, the manager of U.S. Capital Fund, L.L.C.

(26) Consists solely of the Offered Shares. The Selling Stockholder has identified Highbridge/Zwirn Partners LLC as an entity with control over Highbridge/Zwirn Special Opportunities Fund, LP.

(27) Consists solely of the Offered Shares. The Selling Stockholder has identified Drawbridge Special Opportunities GP LLC as an entity with control over Drawbridge Special Opportunities Fund, LP.

(28) Wellington Management Company, LLP ("Wellington Management") is an investment adviser registered with the SEC under Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of Infinity that are owned of record by investment advisory clients of Wellington Management.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Infinity common stock by the Selling Stockholders.

     A portion of the common stock to be sold under this prospectus is issuable upon the exercise of options and warrants held by the Selling Stockholders. If the options and warrants held by the Selling Stockholders are fully exercised, we would receive between approximately $8,934,000 and $12,981,000, depending on whether the Selling Stockholders utilize the cashless exercise provisions available in some of the options and warrants, from the purchase of Infinity common stock pursuant to the options and warrants. Currently, option and warrant exercise prices are substantially higher than the market price of our common stock and, therefore, we cannot predict when, if ever, any of the options or warrants will be exercised. As a result, we are not currently able to determine how we would use the proceeds of any exercise of these options or warrants. Any proceeds received from the exercise of the options or warrants would be used for general corporate purposes and our working capital needs.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders and their successors, which includes their pledgees, donees, partnership distributes and other transferees receiving the Offered Shares in non-sale transfers, may sell the Offered Shares directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The Offered Shares may be sold in one or more transactions:

     -    at  fixed  prices;

     -    at  prevailing  market  prices  at  the  time  of  sale;

     -    at  varying  prices  determined  at  the  time  of  sale;  or

     -    at  negotiated  prices.

     These sales may be effected in transactions, which may involve block transactions, in the following manner:

     - on any national securities exchange or quotation service on which Infinity's common stock may be listed or quoted at the time of sale;

     -    in  the  over-the-counter  market;

     - in transactions other than on these exchanges or services or in the over-the-counter market; or

     - through the writing and exercise of options and warrants, whether these options and warrants are listed on an option or warrant exchange or otherwise.

     The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offered Shares and deliver these shares to close out short positions, or loan or pledge the underlying shares to broker-dealers that in turn may sell these shares.

     The aggregate proceeds to the Selling Stockholders from the sale of the Offered Shares will be the purchase price of the shares less any discounts and commissions. Infinity will not receive any of the proceeds from the resale of the Offered Shares by the Selling Stockholders.

     In order to comply with the securities laws of some jurisdictions, if applicable, the Selling Stockholders may sell the Offered Shares in some jurisdictions through registered or licensed broker dealers.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Offered Shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Offered Shares must be underwriting discounts and commissions permitted under the Securities Act. The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     In connection with the acquisition of 1,000,000 shares of common stock under the Private Placement, the Selling Stockholders each purchased the shares of common stock in the ordinary course of business. At the time of purchase, each Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     Pursuant to the Registration Rights Agreements between Infinity and the Selling Stockholders who purchased the Offered Shares in the Private Placement, Infinity has agreed to pay substantially all of the expenses incident to the registration of the shares of Infinity common stock, except for any fees and expenses of Selling Stockholder counsel or other advisers. In addition, the Selling Stockholders and Infinity have agreed to indemnify each other and their respective directors, officers, stockholders and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the Offered Shares in the Private Placement, including liabilities under the Securities Act.


                            DESCRIPTION OF SECURITIES

     The following is a summary description of certain securities of Infinity. Investors are urged to review Infinity's Articles of Incorporation, as amended to date, filed as an exhibit to our Registration Statement (File No. 33-17416-D), and the Articles of Amendment to Infinity's Articles of Incorporation, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 1992, each as incorporated herein by reference.

GENERAL

     We are authorized to issue 305,000,00 shares of stock, consisting of 300,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, no par value per share.

COMMON STOCK

     As of April 27, 2004, there were 9,396,091 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by our board of directors out of assets legally available for that purpose and subject to the dividend obligations of Infinity to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Infinity, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Infinity. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Meetings of our stockholders may be called on no fewer than 10 days nor more than 60 days notice. The presence of a majority of the shares outstanding, in person or by proxy, is required to establish a quorum and conduct business at meetings of the stockholders.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and items, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Infinity. As of April 27, 2004, no shares of preferred stock have been designated for issuance.


                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.


                                     EXPERTS

     The audited consolidated financial statements for Infinity as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and the nine-month transition period ended December 31, 2001, included in our Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference herein, have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, to the extent and for the period set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     Infinity files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Information contained on Infinity's
                 ------------------
website at http://www.infinity-res.com is not a part of this prospectus.
           ---------------------------

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

     The following documents, which were previously filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

- our Annual Report on Form 10-K for the year ended December 31, 2003, as amended on Form 10-K/A filed with the SEC on April 29, 2004;

- our Current Reports on Form 8-K filed with the SEC on December 12, 2003 and January 21, 2004; and

- the description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 0-17204) filed with the SEC on November 16, 1993.

     All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

     You may receive a copy of any of these filings, at no cost, by writing or calling Infinity, Inc., 211 West 14th, Chanute, Kansas 66720, telephone (620) 431-6200, and directed to the attention of Jon D. Klugh, Chief Financial Officer.

================================================================================


     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                 INFINITY, INC.

                                  COMMON STOCK




                                  ------------

                                   PROSPECTUS

                                  ------------



                                           , 2004
                               ------------


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee.

     Registration Fee--Securities and Exchange Commission. $  1,592.04
                                                           -----------
     Legal Fees and Expenses . . . . . . . . . . . . . . .     10,000*
                                                           -----------
     Accountants Fees and Expenses . . . . . . . . . . . .     10,000*
                                                           -----------

     Total . . . . . . . . . . . . . . . . . . . . . . . . $21,592.04*
                                                           ===========

     *Estimated.

     The Selling Stockholders have paid none of the expenses related to this offering.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Infinity is incorporated in the State of Colorado. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Infinity or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Infinity, such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Infinity but no indemnification shall be made if such person was adjudged to be liable to Infinity for negligence or misconduct in the performance of his duty to Infinity unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     The Articles of Incorporation and Bylaws of Infinity generally allow indemnification of officers and directors to the fullest extent allowed by law. Infinity currently intends to indemnify its officers and directors to the fullest extent permitted by the Articles of Incorporation, Bylaws and Colorado Law.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Infinity.

ITEM 16.  EXHIBITS.

Exhibit
  No.    Description of Exhibit
-------  ----------------------
  4.1    Form of Common Stock Purchase Agreement, dated January 16, 2004 (1)

  4.2    Form of Registration Rights Agreement, dated January 16, 2004 (1)

  5.1    Opinion of Davis Graham & Stubbs LLP (2)

  23.1   Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

  23.2   Consent of Ehrhardt Keefe Steiner & Hottman PC (3)

_________________

(1) Filed as an exhibit to Infinity's Current Report on Form 8-K dated January 21, 2004, and incorporated herein by reference.

(2) Filed as an exhibit to this registration statement on Form S-3 (File No. 333-112849) filed with the SEC on February 13, 2004, and incorporated herein by reference.

(3)  Filed  with  this  registration  statement.


ITEM 17.  UNDERTAKINGS.

     (a)  We  hereby  undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanute, State of Kansas, on April 30, 2004.

                                        INFINITY, INC.

                                        By:     /s/ Stanton E. Ross
                                           ----------------------------------
                                        Name:   Stanton E. Ross
                                        Title:  President


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                    Date
-------------------------------  -----------------------  --------------


  /s/ Stanton E. Ross            President, Treasurer     April 30, 2004
-------------------------------  and Director
Stanton E. Ross

  /s/ Jon D. Klugh               Chief Financial Officer  April 30, 2004
-------------------------------  and Secretary
Jon D. Klugh

  *                              Director                 April 30, 2004
-------------------------------
Robert O. Lorenz

  *                              Director                 April 30, 2004
-------------------------------
Leroy C. Richie

  *                              Director                 April 30, 2004
-------------------------------
O. Lee Tawes

     *Jon D. Klugh, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to a power of attorney duly executed by each such persons and previously filed with the Securities and Exchange Commission as part of the registration statement.

Date:  April 30, 2004            /s/ Jon D. Klugh
                               ------------------------------------
                                     Jon D. Klugh, Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit
  No.     Description of Exhibit
-------   -------------------------------------------------------------------
  4.1     Form of Common Stock Purchase Agreement, dated January 16, 2004 (1)

  4.2     Form of Registration Rights Agreement, dated January 16, 2004 (1)

  5.1     Opinion of Davis Graham & Stubbs LLP (2)

  23.1    Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

  23.2    Consent of Ehrhardt Keefe Steiner & Hottman PC (3)

_________________

(1) Filed as an exhibit to Infinity's Current Report on Form 8-K dated January 21, 2004, and incorporated herein by reference.

(2) Filed as an exhibit to this registration statement on Form S-3 (File No. 333-112849) filed with the SEC on February 13, 2004, and incorporated herein by reference.

(3)  Filed with this registration statement.